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                                                                   EXHIBIT 8(a)



                   [JAECKLE, FLEISCHMANN & MUGEL LETTERHEAD]



                                 April 23, 1997



EastGroup Properties
300 One Jackson Place
188 East Capitol Street
Jackson, MS 39201-2195

Gentlemen:

         We have acted as counsel to EastGroup Properties, a Maryland real estate investment trust ("EastGroup"), in connection with the transactions contemplated by the Agreement and Plan of Merger dated April 23, 1997 between EastGroup and EastGroup Properties II, Inc., a Maryland business corporation ("EPII") (the "Agreement").

         We have examined executed counterparts of the Agreement and have examined such other documents and records as we have deemed necessary and relevant for purposes hereof. We have relied on certificates of officers of EastGroup as well as upon information set forth in the Registration Statement on Form S-4, as amended, relating to the transactions contemplated by the Agreement and on representations of the parties set forth in the Agreement. We have assumed the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, the conformity to authentic original documents and records of all documents and records submitted to us as copies, and the truthfulness of all statements of fact contained herein.

         In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered necessary and relevant. Based on the foregoing and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

         1. The Merger of EastGroup into EPII (the "Merger"), and subsequent name change of EPII to EastGroup Properties, Inc. will constitute a reorganization within the meaning of section 368(a)(1)(F) of the Code.

         2. For federal income tax purposes on and after the effective date of the Merger, EPII will be treated as the same entity as EastGroup.

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EastGroup Properties
April 23, 1997
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         Except as set forth above, we express no opinion as to the tax consequences, whether federal, state, local, or foreign, to any party to the Merger or of any transactions related to the Merger or contemplated by the Agreement. This opinion is being furnished to you in connection with the Merger and may not be used or relied upon for any other purpose. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to its attachment as an exhibit to the Proxy Statement/Prospectus contained therein, as well as to the reference to this opinion therein.

                                        Very truly yours,


                                        JAECKLE FLEISCHMANN & MUGEL, LLP